Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-253988-01, 333-263084-01 and 333-275849-01on Form S-8 and Registration Statement No. 333-282398 on Form S-3 of our reports dated September 26, 2025 relating to the financial statements of Ferguson Enterprises Inc. and the effectiveness of Ferguson Enterprises Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ferguson Enterprises Inc. for the year ended July 31, 2025.

/s/ Deloitte & Touche LLP
Richmond, Virginia
September 26, 2025